Exhibit 99.1

GUESS Appoints Special Committee to Oversee Investigation

Los Angeles, CA - As a leader in the fashion industry, Guess?, Inc. takes seriously any allegation of sexual harassment. The Company does not condone such misconduct in any form.

The Company is committed to completing an extensive and impartial investigation into all of the facts. On February 7, 2018, the Board of Directors formed a Special Committee comprised of two independent directors to oversee an ongoing investigation into recent allegations of improper conduct by Paul Marciano. Mr. Marciano adamantly denies the allegations.

The investigation is being conducted by the law firm of O’Melveny & Myers LLP. In addition, the Board has retained the law firm of Glaser Weil, LLP to advise the Special Committee.

About GUESS?, Inc.

Established in 1981, GUESS began as a jeans company and has since successfully grown into a global lifestyle brand. Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 28, 2017, the Company directly operated 982 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 671 additional retail stores worldwide. As of October 28, 2017, the Company and its licensees and distributors operated in roughly 100 countries worldwide. For more information about the Company, please visit www.guess.com.